File 33-57745
                                                                Rule 424(b)(2)/A

PROSPECTUS SUPPLEMENT
(To Prospectus dated September 15, 1999)                       [GRAPHIC OMITTED]



                                1,014,091 Shares

                                   AT&T CORP.

                                  Common Stock
                                   ----------

     This prospectus supplement relates to 1,014,091 shares of our common stock, par value $1.00 per share, issued to the shareholders of South Chicago Cable, Inc., an Illinois corporation ("South Chicago"), in connection with our acquisition of the outstanding shares of stock of South Chicago. We acquired all of the outstanding shares of South Chicago, effective March 21, 2000, for an aggregate purchase price of $53,936,965.06 through a merger of our wholly owned subsidiary, South Chicago Acquisition, Inc., an Illinois corporation, into South Chicago.

     Our common stock is quoted on The New York Stock Exchange under the symbol "T." The last reported sale price of the common stock on The New York Stock Exchange on March 17, 2000 was $53 3/16 per share.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


            The date of this prospectus supplement is March 21, 2000.